Exhibit 99.1


NEWS                                  RE:   OPTICAL CABLE CORPORATION
BULLETIN                                    5290 Concourse Drive
                                            Roanoke, VA 24019
FRB                                         (Nasdaq: OCCF)

The Financial Relations Board, Inc.
For further information

AT THE COMPANY                                 AT THE FINANCIAL RELATIONS BOARD:
--------------                                 ---------------------------------
Robert Kopstein         Ken Harber             Alison Ziegler -- General Info.
Chairman & CEO          VP of Finance          Jordan Darrow -- Analyst Info.
(540) 265-0690          (540) 265-0690         Claudine Cornelis - Media Info.
kopstein@occfiber.com   kharber@occfiber.com   (212) 661-8030




FOR IMMEDIATE RELEASE


                      OPTICAL CABLE CORPORATION AUTHORIZES
                      ------------------------------------
                      EXPANSION OF STOCK REPURCHASE PROGRAM
                      -------------------------------------



     ROANOKE,  Virginia -- April 7, 1998 -- Optical Cable  Corporation  (Nasdaq:
OCCF) today announced that its Board of Directors has amended it stock repurchase plan to allow the repurchase of up to $10 million of the Company's common stock in the open market or in privately negotiated transactions over the next twelve months. The Company's original plan, authorized in October 1997, allowed for the repurchase of up to $5 million of common stock.

     Robert Kopstein, President and Chief Executive Officer stated, "The decision to repurchase our shares reflects management's continued confidence in our business and in our strengthening global position within the fiber optic cable industry. Although our second fiscal quarter does not end until April 30, 1998, we are encouraged by primilinary indications of improvement in sales and gross margins. Sales for the first two months of the quarter have exceeded the comparable 1997 fiscal period by approximately 27% and our gross margin reflects a 1% improvement from first quarter levels. In addition, orders have been firming in our large projects, as well as the geophysical and oil exploration areas."

     Optical Cable Corporation, which is celebrating its 15 year anniversary in 1998, manufactures and markets a broad range of fiber optic cables for "high bandwidth" transmission of data, video and audio communications over moderate distances. Optical Cable Corporation's cables can be used both indoors and outdoors and utilize a tight-buffered coating that protects the optical fiber.



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     Note: This news release  contains  certain forward looking  statements that are subject to risks and uncertainties that could cause actual results to differ materially from those protected or forecasted. Such risks and uncertainties include, but are not limited to, those disclosed in the Company's Annual Report and Form 10-K for fiscal year 1997.






     NOTE: Further information on Optical Cable Corporation is available through our website on the World Wide Web at http://www.occfiber.com.



        To receive additional information on Optical Cable Corporation, via fax, at no charge, dial 1-800-PRO-INFO
                              and enter code OCCF.






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